Exhibit 99.1

NEWS RELEASE

Date:	August 27, 2008
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Reports Third Quarter FY08 Financial Results

•                  Q308 Revenue: $23.2 million (increase of 27% year over year)

•                  Q308 EPS: $0.06 vs. Q307 EPS $0.04

•                  Revenue for nine months: $62.0 million (increase of 21% year over year)

•                  EPS for nine months: $0.13 vs. EPS for first nine months of 2007 of $0.07

XETA Technologies (NASDAQ:XETA) today reported third quarter earnings of $591,000, or $0.06 per diluted share, on revenue of $23.2 million for the third fiscal quarter ended July 31, 2008. This compares to earnings of $377,000, or $0.04 per diluted share, on revenue of $18.2 million for the third fiscal quarter ended July 31, 2007.

For the nine months ended July 31, 2008, the Company reported earnings of $1,351,000, or $0.13 per diluted share, on revenue of $62.0 million compared to net income of $755,000, or $0.07 per diluted share, on revenue of $51.0 million for the same period ended July 31, 2007.

Revenue Table (in thousands)

	3Q08	3Q07
Lines of Business	Revenue	Revenue	% Change

Commercial	$8,366	$6,522	28
Lodging	$2,296	$2,135	8
Total Equipment	$10,662	$8,657	23

Recurring (Contract & Time and Materials)	$7,202	$6,745	7
Implementation	$3,864	$2,075	86
Cabling	$962	$644	49
Total Services	$12,028	$9,464	27

During the third quarter, equipment revenue increased by 23 percent to $10.7 million versus $8.7 million recorded in the third fiscal quarter of 2007.  The positive comparison was led by the expected increase in shipments to Miami-Dade County Public Schools System (“M-DCPS”).  “Our team has done an excellent job executing the implementation schedule at Miami-Dade. Earlier this month, we received the district’s 2008 Vendor Appreciation Award for our efforts,” said Greg Forrest, CEO of XETA Technologies.  “In addition to our success with Miami-Dade, our equipment revenue benefited from a high single digit increase in sales to lodging customers, which is a rebound from the declines posted in the first half of the year.”

Implementation and cabling service revenue also benefited from the increase in activity from the M-DCPS.  Combined with a 7 percent year-over-year growth in recurring services revenue, total services revenue increased 27 percent to $12.0 million versus $9.5 million recorded during the third quarter of 2007.  “The pace of growth in our recurring services slowed somewhat during the third quarter due to a decline in time and materials services.  However, time and materials revenue improved sequentially from the second quarter and activity picked up during each month of the quarter.  Combined with increased activity with some large managed service contracts at the end of the quarter, we expect recurring services to resume double digit growth moving forward,” Forrest commented.

Gross Margin Table

	3Q08	3Q07
Lines of Business	Gross Margin	Gross Margin	Change
Systems	26.4%	22.8%	+ 360 basis points
Services	30.4%	30.7%	– 30 basis points
Total	26.7%	24.8%	+ 190 basis points

During the third quarter of 2008, gross margin was 26.7 percent of sales versus 24.8 percent during the third quarter of 2007.  “Strong implementation activity helped to increase utilization of our services infrastructure and drove service margin above 30% for the third fiscal quarter.  This represents a five percentage point swing from the second fiscal quarter and is within the range of our profitability targets.  During the quarter, in order to drive greater efficiencies in the services organization, we reorganized our services delivery model and added leadership focus to our services organization.  Looking forward, we expect services margin improvements to come from these changes and increased utilization as we continue to on board additional managed services customers,” said Forrest.

“We remain confident that we have the right strategies in place to grow the top line at compounded annual rate of more than 15 percent for the next several years and improve profitability at an even greater rate,” continued  Forrest. The Company expects fiscal 2008 earnings per diluted share to be in the range of $0.18 to $0.21.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Wednesday, August 27, 2008. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended		Nine Months Ended
		July 31,		July 31,
		2008	2007	2008	2007

Sales	Services	$12,028	$9,463	$31,888	$27,033
	Systems	10,662	8,657	28,648	23,446
	Other	513	128	1,429	509
	Total	23,203	18,248	61,965	50,988

Cost of Sales	Services	8,373	6,557	23,104	19,022
	Systems	7,846	6,685	21,175	17,919
	Other	782	477	1,707	1,367
	Total	17,001	13,719	45,986	38,308

Gross Profit		6,202	4,529	15,979	12,680

Gross Profit Margin		27%	25%	26%	25%

Operating Expense
Selling, General and Administrative		4,870	3,705	12,796	10,946
Amortization		265	184	722	471
Total Operating Expenses		5,135	3,889	13,518	11,417

Income from Operations		1,067	640	2,461	1,263

Interest Expense		(96)	(28)	(268)	(39)
Interest and Other Income		—	9	27	35
Total Interest and Other Expense		(96)	(19)	(241)	(4)

Income Before Provision for Income Taxes		971	621	2,220	1,259
Provision for Income Taxes		380	244	869	504
Net Income after Tax		$591	$377	$1,351	$755

Basic Earnings Per Share		$0.06	$0.04	$0.13	$0.07
Diluted Earnings Per Share		$0.06	$0.04	$0.13	$0.07
Wt. Avg. Common Shares Outstanding		10,254	10,215	10,242	10,215
Wt. Avg. Common Equivalent Shares		10,254	10,215	10,247	10,215

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			July 31, 2008	October 31, 2007
Assets	Current	Cash	$74	$403
		Receivables (net)	23,443	16,236
		Inventories (net)	5,840	4,297
		Other	2,772	1,944
		Subtotal	32,129	22,880

	Non-Current	PPE (net)	10,737	10,611
		Goodwill & Intangibles	26,543	26,469
		Other	134	136
		Subtotal	37,414	37,216

	Total Assets		$69,543	$60,096

Liabilities	Current	Revolving Line of Credit	$6,109	$2,759
		Accounts Payable	7,653	5,670
		Accrued Liabilities	4,345	3,565
		Unearned Revenue	3,451	2,383
		Subtotal	21,558	14,377

	Non-Current	Long Term Debt	1,226	1,355
		Noncurrent Deferred Tax Liability	5,187	4,632
		Other	506	293
		Subtotal	6,919	6,280

	Total Liabilities		28,477	20,657

Equity			41,066	39,439

(The information is unaudited and is presented in thousands.)

	Quarter Ending July 31,		Nine Months Ending July 31,
Reconciliation of EBITDA to Net Income	2008	2007	2008	2007

Net Income (Loss)	$591	$377	$1,351	$755
Interest	96	28	268	39
Provision for Income Taxes	380	244	869	504
Depreciation	190	140	529	393
Amortization	265	184	723	471
EBITDA(1)	$1,522	$973	$3,740	$2,162

(The information is presented in thousands.)

(1) The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

About XETA Technologies

XETA is a leading provider of communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premium PARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 25 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning revenue growth, service margin improvements and top line growth.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertainty in the U.S. economy and its impact on capital spending trends in the Company’s markets; dramatic changes by Avaya to its strategies for providing services to its customers, to include service offerings currently provided by us to Avaya’s customers; the Company’s ability to maintain and improve upon current gross profit margins; delays in installation schedule or other adverse events impacting expected revenue and gross profits from the Miami-Dade County Public School system orders; the success of the Mitel product and services offering; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; and dependence upon a single customer for the recent growth in the Company’s Managed Services offering. Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007 and in the Company’s quarterly reports filed to date on Form 10-Q for the fiscal year ended October 31, 2008.